CINCINNATI MILACRON INC. AND SUBSIDIARIES
COMPUTATION OF PER-SHARE EARNINGS


(In thousands, except per-share amounts)

                              1997        1996      1995
                          --------    --------  --------

Net earnings              $ 80,589    $ 66,301  $105,644

Less preferred dividends       240         240       240
                          --------    --------  --------
 Net earnings available
  to common shareholders  $ 80,349    $ 66,061  $105,404
                          ========    ========  ========

Basic Earnings Per Share

 Weighted-average common
  shares outstanding        39,583      37,667    33,908
                          ========    ========  ========

     Per share amount     $   2.03    $   1.75  $   3.11
                          ========    ========  ========

Diluted Earnings Per Share

 Weighted-average common
  shares outstanding        39,583      37,667    33,908
 Add dilutive effect of
  stock options and
  restricted shares
  based on treasury
  stock method                 373         276       401
                          --------    --------  --------

   Total                    39,956      37,943    34,309
                          ========    ========  ========

     Per share amount     $   2.01    $   1.74  $   3.07
                          ========    ========  ========